Exhibit 10.7

CONFIDENTIAL

April 11, 2012

Ron Lalla

[Address]

Dear Ron,

OfficeMax Incorporated (the “Company”) provides you with the severance benefits described in this letter agreement (the “Agreement”) if your employment with the Company is terminated before or after a “potential change in control of the Company” or a “change in control of the Company” (each as defined in Section 2 of the Agreement). The Agreement terms are as follows:

1. Term of Agreement. This Agreement is effective as of March 19, 2012 and shall continue in effect through January 1, 2013 provided that, on each January 1, the term of this Agreement shall automatically be extended so as to terminate on the 2nd anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement. However, if a change in control of the Company occurs during the term of this Agreement, this Agreement shall continue in effect for a period of 24 months after the month in which the change in control of the Company occurred.

2. Change in Control.

A.  A “change in control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs occurs:

(1) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(2) The individuals who, on any date following the date hereof, constitute the Board (the “Incumbent Board Members”), cease, in any two year period following such date, to represent at least a majority of the number of directors then serving, provided, however, that any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the Incumbent Board Members shall be deemed for purposes hereof to be Incumbent Board Members, unless such director’s initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(3) The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Incumbent Board Members continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected with the approval of the Board to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25 % of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(4) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Section 2.A(3) which is not a change in control of the Company solely due to the operation of Subsection 2.A(3)(i)(a) will nevertheless constitute a change in control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of the Company (a “Transaction”) shall not constitute a change in control of the Company for purposes of your benefits under this Agreement if, in connection with the Transaction, you participate as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, you shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to you of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title, and the like; (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company; or (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

B. For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (2) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company’s then outstanding shares of common stock (or the combined voting power of the Company’s then outstanding securities); or (4) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will at the option of the Company remain in the employ of the Company until the earlier of (a) the date which is 6 months from the occurrence of the first potential change in control of the Company, or (b) the date of a change in control of the Company.

C. For purposes of this Agreement, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

D. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person for purposes of this Agreement as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

3. Termination and Change in Control. Except as set forth in Sections 6, 7, and 10.A, no benefits shall be payable under this Agreement unless there is a change in control of the Company, your employment is terminated, and your termination is a Qualifying Termination or a Qualifying Early Termination. Your termination is a Qualifying Termination if a change in control of the Company occurs and your employment subsequently terminates during the term of this Agreement, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. Your termination is a Qualifying Early Termination if a potential change in control of the Company occurs, your employment terminates during the pendency of the potential change in control of the company and during the term of this Agreement, the termination is in contemplation of a change in control of the Company, and an actual change in control of the Company occurs within one year following your termination, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from the Company to one of its subsidiaries, from a subsidiary to the Company, or between subsidiaries is not a termination of employment for purposes of this Agreement.

A. Disability. If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

B. Cause. Termination by the Company of your employment for “Cause” means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3.B, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•

a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 3.B and specifying the particulars of your conduct in detail, and

•	a copy of this resolution is delivered to you.

All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

C. Good Reason. “Good Reason” means any of the following, if occurring without your express written consent after a change in control of the Company:

(1) The assignment to you of any duties materially inconsistent with your responsibilities as an Executive Officer of the Company or a significant adverse alteration in your responsibilities from those in effect immediately prior to the change in control of the Company;

(2) A material reduction by the Company in your annual base salary as in effect on the date of this Agreement (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

(3) A material reduction by the Company in your target annual cash incentive as in effect immediately prior to the change in control of the Company;

(4) The Company’s requiring you to be based anywhere located more than 50 miles from the primary office location at which you were based immediately prior to the change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as existed immediately prior to the change in control;

(5) Following the change in control of the Company, a material reduction by the Company in aggregate benefits and compensation available to you, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such benefits and compensation available to you immediately prior to the change in control of the Company;

(6) Following the change in control of the Company, a material reduction by the Company in long-term equity incentives available to you as compared to such incentives available to you immediately prior to the change in control of the Company, except for across-the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company; or

(7) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10.

Notwithstanding the foregoing, the events described in clauses (1) through (7) above shall not constitute Good Reason unless (A) you have delivered a Notice of Termination to the Company according to Sections 3.D. and 11 within 90 days of the occurrence of the event, which notice sets forth in reasonable detail the basis for your claim that Good Reason exists and (B) the Company fails to cure such event or circumstance within the 30 day period following receipt of such Notice of Termination.

For purposes of determining whether a Qualifying Early Termination has occurred, references to a change in control of the Company in this Section 3.C shall be deemed to refer to any potential change in control of the Company pending at the time of the event or circumstance alleged to be Good Reason.

Your right to terminate your employment pursuant to this Section 3.C shall not be affected by your incapacity due to physical or mental illness or injury. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

D. Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 11. A “Notice of Termination” must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

E. Date of Termination. “Date of Termination” means:

(1) if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

(2) if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability or a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given);

(3) if your termination is a Qualifying Early Termination, the later of the date determined according to subsection (1) or (2) above, or the date upon which the actual change in control of the Company occurs; or

(4) if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the term of this Agreement. This subsection (4) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists, (ii) the notice of dispute is made in good faith, and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (4), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the term of this Agreement. Amounts paid under this subsection (4) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation upon Termination for Cause or Other than for Good Reason. If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of

Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due, and the Company shall have no further obligations to you under this Agreement.

5. Compensation upon a Qualifying Termination or Qualifying Early Termination. If your employment is terminated pursuant to a Qualifying Termination or Qualifying Early Termination, then you shall be entitled to the benefits provided in this Section 5, provided (a) you execute and deliver to the Company the release required pursuant to Section 8.E within 60 days of your Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), (b) you do not revoke such release before the expiration of any revocation period provided for in such release, and (c) the revocation period provided for in such release has expired before or within 60 days of your Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment).

A. The Company will pay you the amounts specified below upon the expiration of any revocation period provided for in the release:

(1) Your full base salary through the Date of Termination (or, in the case of a Qualifying Early Termination, through your last day of employment if such amount has not already been paid) at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due (in each case, to the extent not already paid); and

(2) To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the Company’s Your Time Off Policy (or any successor policy) as in effect immediately prior to the change in control of the Company or as in effect on the Date of Termination (or, in the case of a Qualifying Early Termination, as in effect on your last day of employment), whichever is more favorable to you; and

(3) A lump sum severance payment equal to two times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Base Salary”), plus (b) the Target Bonus. For purposes of this paragraph (3), “Target Bonus” means an amount equal to the average annual incentive earned by you in the three completed years preceding the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), provided that in either case, if you have earned fewer than three annual bonuses prior to the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), Target Bonus means your target annual incentive for the year in which occurs the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment) without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason).

B. With respect to each benefit listed below, the Company shall, at its sole discretion, comply with either subsection (1) or (2) below:

(1) for a 12-month period following the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), maintain, in full force and effect for your continued benefit at substantially the same cost to you as determined immediately prior to your last day of employment, all life (other than the Company’s Executive Life Insurance Program, if applicable), disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the change in control of the Company (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment); or

(2) at the time specified in Section 5.A, pay you a lump sum payment equal to 12 times 150% of the sum of (a) the monthly group premium, less the amount of employee contributions, for the life (other than executive life, if applicable), disability, accident and healthcare insurance plans, programs, or arrangements, and (b) the monthly allowance for financial counseling services, in each case in which you were participating immediately prior to the change in control of the Company (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination.

If the Company chooses to provide the benefits indicated under subsection (1), and your continued participation (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

Notwithstanding the foregoing, the Company shall continue to pay the Company-paid premium under the Company’s Executive Life Insurance Program (or a successor plan) for twelve months following the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment).

For a Qualifying Early Termination, any portion of the period commencing on the day after your last day of employment through and including the Date of Termination during which the Company provides you with benefit continuation or pays the Company-paid premium under the Company’s Executive Life Insurance Program (or a successor plan) will apply toward the 12-month payment period required above.

C. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5.A be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), or otherwise, except as specifically provided in Section 5.D. Benefits otherwise receivable by you pursuant to Section 5.B(1) shall be reduced to the extent comparable benefits are actually received by you during the 12-month period following your termination, and you must report any such benefits actually received by you to the Company.

D. Code Section 409A Provision. Notwithstanding anything in this Agreement to the contrary, in all cases, if you are a “specified employee” of the Company for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of your separation from service (as determined pursuant to Code Section 409A) with the Company and if and to the extent an exception under Code Section 409A does not apply, each severance payment (with each installment payment (if any) being treated as a separate and distinct “payment” for purposes of Code Section 409A) that is otherwise scheduled to commence to you immediately after your separation from service will be delayed in its entirety by 6 months from the date of your separation from service (or, if earlier, until your date of death). On the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service (or, if earlier, your date of death), the Company will pay you a lump sum payment equal to the severance payment(s) that you would otherwise have received through such payroll date, and the balance of the benefit payments to which you are entitled under this Section 5 will be paid thereafter on the original schedule. The Company believes such delay in payment will avoid the application of adverse taxation to you under Code Section 409A. However, the Company does not guarantee such tax treatment and you are strongly encouraged to consult your own tax, financial and legal advisors regarding the effects of this Agreement on your personal tax situation. For purposes of applying the exceptions to Code Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within 2- 1/2 months after the end of the Company’s taxable year containing the date of your separation from service, or (ii) within 2- 1/2 months after your taxable year containing the date of your separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments both are payable only upon your “involuntary” separation from service for purposes of Code Section 409A and must be paid to you no later than the last day of your second taxable year following the taxable year in which your separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Code Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which your separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Code Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company for purposes of Code Section 409A, only those payments that are not otherwise exempt from Code Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first six (6) months following your date of separation from service will not be paid to you until the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service (or, if earlier, your date of death).

6. Legal Fees. The Company shall pay to you all reasonable legal fees and expenses which you incur following a change in control of the Company (a) as a result of contesting or disputing your termination, (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement (provided, that you shall refund all such fees and expenses to the Company should you not substantially prevail in the applicable proceeding). This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. Excise Tax Provisions. Notwithstanding any provision of this Agreement to the contrary (but except as provided in the following sentence), if you would receive payments under this Agreement or under any other plan, program, or policy sponsored by the Company which relate to a change in control of the Company

(the “Total Payments”) and which are determined by the Company to be subject to excise tax under Section 4999 of the Code or any comparable successor provisions, then such payment shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this Section.

8.	Employee Covenants; Release.

A. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which you obtained during your employment by the Company. This restriction will not apply to information that (i) was known to the public before its disclosure to you; (ii) becomes known to the public after disclosure to you through no wrongful act of yours; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

B. During your employment with the Company and for one year after your termination, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

C. You agree that during and after your employment with the Company you shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, (i) statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8.C, and (ii) nothing in this Section 8.C shall in any way be interpreted to preclude or limit you from pursuing your legal rights or from otherwise communicating with governmental agencies pursuant to legislation or regulations permitting or requiring such communications.

D. For a period of 12 months after your termination of employment with the Company (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of the Company, be employed in the same or similar capacity as you were employed by the Company immediately prior to termination of your employment, by another business entity or person engaged in the sale or distribution of office supplies, office furniture, computer consumables or related office products or services in North America.

In agreeing to this restriction, you specifically acknowledge the substantial value to the Company of Confidential Information and your intimate knowledge of the Company’s business and agree that such constitutes goodwill and a protectable interest of the Company.

E. Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 5 is conditioned upon your execution and delivery to the Company (and your failure to revoke) a customary general release of claims.

9. Deferred Compensation and Benefits Trust. The Company has established a Deferred Compensation and Benefits Trust, and shall comply with the terms of that Trust.

For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by the Company with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits, the assets of which nevertheless will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

10.	Successors; Binding Agreement.

A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and the term of this Agreement shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you experience a Qualifying Termination or Qualifying

Early Termination, except that for purposes of this Section 10.A, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean OfficeMax Incorporated and any successor to its business and/or assets which assumes and agrees to perform this Agreement.

B. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

C. Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 8. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an officer designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to those sections. If the obligations of the Company under Sections 4, 5, 6 and 7 arise prior to the expiration of the term of this Agreement, those obligations shall survive the expiration of the term.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

17. Other Benefits. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except that (A) payments made to you pursuant to Section 5.A(3) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company and (B) payments and benefits to which you are entitled under this Agreement may be subject to offset by payments and benefits to which you are entitled under the Offer Letter, as specifically provided in this Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President - General Counsel

Agreed to this 12 day of April, 2012

/s/ Ron Lalla
Ron Lalla